Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements No.(333-135723) on Form S-8 and on Amendment No. 2 to Form S-3 Nos.(333-141976 and 333-141979) of VIASPACE Inc. (the “Company”) of our report, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, dated March 30, 2007 relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-KSB of VIASPACE Inc. for the year ended December 31, 2007.
/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP
Los Angeles, California
March 28, 2008